Exhibit 99.1

HERSHA HOSPITALITY TRUST

510 Walnut Street, 9th Floor
Philadelphia, PA 19016
Phone: 215-238-1046
Fax: 215-238-0157

For Immediate Release
Contact:	Ashish Parikh, CFO
Ph: (215) 238-1046

HERSHA HOSPITALITY ANNOUNCES
FOURTH QUARTER 2009 RESULTS

-  Achieved consolidated Hotel EBITDA margins of 34.0% -
- Margin decline held to 117 bps -
-  Consolidated Hotel RevPAR decreased 9.7% -
-  Adjusted Funds from Operation was $0.07 per diluted common share -
-  New York City was the best performing market in the portfolio -

Philadelphia, PA., February 23, 2010 -- Hersha Hospitality Trust (NYSE: HT), owner of select service and upscale hotels in major metropolitan markets, today announced results for the fourth quarter and year ended December 31, 2009.

Financial Results

For the fourth quarter ending December 31, 2009, Adjusted Funds from Operation (“AFFO”) was $4.3 million, compared to $9.2 million in the fourth quarter of 2008.  AFFO per diluted common share and limited partnership unit was $0.07 compared to $0.16 for the same quarter of 2008.  For the full year 2009, AFFO was $34.0 million, compared to $61.3 million in 2008.  AFFO per diluted common share and limited partnership unit was $0.57 in 2009 compared to $1.15 for the full year 2008.

Net loss applicable to common shareholders was $(11.0) million, or $(0.20) per diluted common share for the fourth quarter of 2009, compared to a net loss of $(21.7) million, or $(0.46) per common share for the comparable quarter of 2008. Net loss applicable to common shareholders was $(54.7) million, or $(1.08) per diluted common share for the full year 2009, compared to net loss of $(13.6) million, or $(0.31) per common share for 2008. Excluding the non-cash impairment charges, the Company would have recorded a net loss for the full year 2009 of $(17.4) million, or $(0.35) per diluted common share, and net income of $5.8 million, or $0.12 per diluted common share in 2008.

A reconciliation of FFO and AFFO and EBITDA and Adjusted EBITDA to net income (loss) applicable to common shares, the most directly applicable U.S. GAAP measure, is included at the end of this release.

Mr. Jay H. Shah, Hersha Hospitality’s Chief Executive Officer, stated, “Hersha not only successfully navigated the challenges through the downturn of 2009, by managing our RevPAR and implementing sustainable cost containment measures, we also positioned ourselves to outperform as the market stabilizes and recovers.  Our year over year RevPAR performance improved each quarter in 2009, and our aggressive asset management programs have allowed us to preserve our industry leading operating margins. Our portfolio maintained a RevPAR of $87 through the third quarter of 2009 (the period for which our peers have reported) which compares favorably to our peers.  Our EBITDA margin of 35.0% outperformed our peers by more than 1100 basis points.

In our important New York City market we delivered positive margin growth in the fourth quarter, and this region’s RevPAR results led our portfolio for the first time in 4 quarters.  As stabilization in New York City takes hold, we will continue to test our ability to restore rate which should allow us to drive further expansion of our earnings and cash flow.”

“With our improved liquidity position and strengthened balance sheet we were successfully able to access the capital markets and complete a three hotel acquisition in New York City,” Mr. Shah continued.  “We have assembled an attractive portfolio of select service hotels focusing on core urban northeast markets.  I am confident that we are well positioned for the recovery as our new properties stabilize, demand returns and we are able to start moving rates.  The cost containment programs and more efficient infrastructure that we have put into place will lead to positive operating leverage in the recovery.”

Operating Results

For the quarter ended December 31, 2009, revenue per available room (“RevPAR”) for the Company's consolidated hotels was down 9.7% to $81.3 compared to $90.0 in the prior year period.  The decline was a result of an average daily rate (“ADR”) decrease of 7.8% to $127.1 and a 1.3 percentage point decline in occupancy to 64.0%.  The fourth quarter of 2009 was the third quarter of consecutive improvement in RevPAR declines.  The Company’s RevPAR has shown an improving trend as the year progressed as the magnitude of decline abated each subsequent quarter.

Hotel earnings before interest, taxes, depreciation, and amortization (“Hotel EBITDA”) for Hersha's consolidated hotels was $17.6 million for the quarter ended December 31, 2009 compared to $19.4 million for the same period in 2008.  Hotel EBITDA margins deteriorated 117 basis points year over year during the fourth quarter of 2009 from approximately 35.1% to 33.9%.  The margin deterioration was primarily related to a rate based decline in revenues in the fourth quarter of 2009 which was primarily offset by ongoing cost-cutting initiatives and the stabilization of the Company’s new asset acquisitions.  Hotel EBITDA differs from other measures of EBITDA because it excludes any expenses not directly related to a specific hotel.

On a same-store basis for Hersha's consolidated hotels (56 hotels), RevPAR was down 12.6% to $78.6 for the quarter ended December 31, 2009 compared to $90.0 in the prior year period.  The decline was a result of an ADR decrease of 9.9% to $124.1 and a 2.0 percentage point decline in occupancy.

Same-store consolidated Hotel EBITDA for the quarter ended December 31, 2009 was $16.1 million compared to $19.4 million for the quarter ended December 31, 2008. The Company's same-store Hotel EBITDA margin declined 205 bps to 33.0% in the fourth quarter of 2009 compared to 35.1% in the fourth quarter of 2008.  The pace of margin decline improved significantly on a quarter over quarter basis as the Company reported Hotel EBITDA margin declines of 333 bps in the third quarter of 2009.

New York City

The Company’s properties in New York City have historically accounted for approximately 35% of consolidated EBITDA and this percentage is expected to increase going forward with the addition of the recently acquired hotels.  For the fourth quarter of 2009, the Company’s consolidated portfolio of New York City properties realized a 5.8% growth in occupancy to 86.4% and a 2.9% decline in RevPAR to $166.0.  During the same period, Hotel EBITDA margins for the Company’s consolidated portfolio improved 393 basis points to 44.7% as a result of aggressive cost containment programs, continued stabilization of newer assets and the 2009 acquisition of the Hilton Garden Inn, Tribeca.

Hersha’s New York City portfolio includes a number of relatively new properties that are still ramping up their operations, including three which were recently acquired in February 2010.  With the addition of these three assets, the average age of the Company’s NYC portfolio is approximately two years.  The continued stabilization of the operating results and market share growth of these newer assets should continue to contribute to the Company’s ability to improve RevPAR results and deliver industry-leading EBITDA margins.

Financing

Subsequent to the fourth quarter, in January 2010, the Company sold a total of 51,750,000 common shares in a public offering for gross proceeds of approximately $155.3 million.  The proceeds were used to acquire three hotels in Times Square in New York City.

During the fourth quarter, the Company sold 1.19 million common shares through its cost-effective “at the market” equity offering program at a weighted average offering price of $3.14 per share, generating net proceeds of approximately $3.6 million.

Additionally, during the fourth quarter, the Company completed an amendment to its $175 million existing revolving credit facility. Significant amendments to the credit agreement include a decrease in the minimum permitted debt service coverage requirement to 1.20x and a decrease in the minimum ratio of EBITDA to debt service to 1.25x.  Additionally, the interest rate payable is the prime rate plus 150 basis points.  The interest rate payable on the LIBOR rate loan will now be LIBOR plus 350 basis points with a 4.25% floor.

Since the beginning of the credit crisis in 2008, the Company has taken significant steps to refinance its debt outstanding and to extend its maturity profile.  Including the existing credit line, the Company has refinanced approximately $264 million of debt at a weighted average interest rate of 4.94% and has increased its debt capacity by $56 million.  Approximately 87 percent of the Company’s debt is fixed or capped with a weighted average maturity of 7.2 years.

Acquisitions

In February 2010, the Company closed on the acquisition of three brand new hotels in Times Square, New York City for $165.0 million. The 184-room Hampton Inn, 188-room Candlewood Suites and 210-room Holiday Inn Express were recently opened in July 2009, are all unencumbered of debt.  The Company’s basis for the three hotels is approximately $284,000 per key, which is below replacement cost.  The addition of these assets to the Hersha portfolio reduces the average age of Hersha’s overall portfolio and increases its New York City room mix.

Financial Outlook for 2010

The Company is providing certain projections for full-year 2010. The outlook assumes that operating conditions remain challenging but continue to stabilize as the year progresses.

Based on this outlook, the Company is providing the following set of projections for the portfolio for the full 2010 calendar year:

•	Same store RevPAR for 2010 in the range of a 2% decline to a 1% increase versus 2009.

•	Same store Hotel EBITDA margin deterioration of 100 basis points to 200 basis points.

•	2010 results will reflect full year operational results for the two assets purchased in 2009, and the majority of the year for the three assets purchased in February 2010.

Dividend

For the fourth quarter of 2009, Hersha Hospitality Trust paid dividends of $0.05 per common share and limited partnership unit. The Company also paid a fourth quarter cash dividend of $0.50 per Series A Preferred Share.

Fourth Quarter 2009 Earnings Release and Conference Call

The Company will host a conference call to discuss the results at 9:00 AM Eastern time on Wednesday, February 24, 2010.  The live conference call can be accessed by dialing (888) 397-5352 or (719) 457-2729 for international participants.  A replay of the call will be available from 12:00 noon Eastern time on February 24, 2010, through midnight Eastern Time on March 10, 2010. The replay can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international participants.  The passcode for the call and the replay is 3195495.

About Hersha Hospitality

Hersha Hospitality Trust, a self-advised real estate investment trust, owns interests in 76 hotels, totaling 9,838 rooms, primarily along the Northeast Corridor from Boston to Washington D.C.  Hersha also owns hotels in Northern California and Scottsdale, Arizona.  Hersha focuses on upscale, mid-scale and extended stay hotels in major metropolitan markets.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.  These forward-looking statements include statements related to the Company’s ability to capitalize on selective opportunities in the future, stabilization in hotel operating metrics (including operating metrics with respect to the Company’s consolidated portfolio of New York City hotels) and the Company’s forecasted estimates related to the financial outlook for the full 2009 calendar year. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission. For more information on the credit facility amendment, please refer to the Current Report on Form 8-K filed on December 15, 2009.  For more information on these hotel acquisitions, please refer to the Current Report on Form 8-K filed in February 11, 2010.

HERSHA HOSPITALITY TRUST
Balance Sheet
(in thousands, except shares and per share data)
	December 31, 2009	December 31, 2008
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation	$938,954	$982,082
Investment in Unconsolidated Joint Ventures	39,182	46,283
Development Loans Receivable	46,094	81,500
Cash and Cash Equivalents	11,404	15,697
Escrow Deposits	16,174	12,404
Hotel Accounts Receivable, net of allowance for doubtful accounts of $34 and $120	7,103	6,870
Deferred Financing Costs, net of Accumulated Amortization of $4,262 and $3,606	8,696	9,157
Due from Related Parties	2,394	3,595
Intangible Assets, net of Accumulated Amortization of $803 and $595	7,542	7,300
Other Assets	12,428	13,517
Assets Held for Sale	21,073	-

Total Assets	$1,111,044	$1,178,405

Liabilities and Equity:
Line of Credit	$79,200	$88,421
Mortgages and Notes Payable, net of unamortized discount of $49 and $61	645,351	655,360
Accounts Payable, Accrued Expenses and Other Liabilities	16,216	17,745
Dividends and Distributions Payable	4,293	11,240
Due to Related Parties	769	302
Liabilities Related to Assets Held for Sale	20,892	-

Total Liabilities	766,721	773,068

Redeemable Noncontrolling Interests - Common Units (Note 1)	$14,733	$18,739

Equity:
Shareholders' Equity:
Preferred Shares - 8% Series A, $.01 Par Value, 2,400,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $60,000) at December 31, 2009 and December 31, 2008	24	24
Common Shares - Class A, $.01 Par Value, 150,000,000 and 80,000,000 Shares Authorized at December 31, 2009 and December 31, 2008, 57,682,917 and 48,276,222 Shares Issued and Outstanding at December 31, 2009 and December 31, 2008, respectively	577	483
Common Shares - Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Loss	(160)	(109)
Additional Paid-in Capital	487,481	463,772
Distributions in Excess of Net Income	(185,725)	(114,207)
Total Shareholders' Equity	302,197	349,963

Noncontrolling Interests (Note 1):
Noncontrolling Interests - Common Units	27,126	34,781
Noncontrolling Interests - Consolidated Joint Ventures	267	1,854
Total Noncontrolling Interests	27,393	36,635

Total Equity	329,590	386,598

Total Liabilities and Equity	$1,111,044	$1,178,405

HERSHA HOSPITALITY TRUST
Summary Results
(in thousands, except shares and per share data)
	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenues:
Hotel Operating Revenues	$51,982	$55,250	$212,328	$236,162
Interest Income from Development Loans	1,421	2,131	7,411	7,890
Other Revenue	176	227	751	1,141
Total Revenues	53,579	57,608	220,490	245,193

Operating Expenses:
Hotel Operating Expenses	31,157	32,735	124,433	133,817
Hotel Ground Rent	290	290	1,166	1,040
Real Estate and Personal Property Taxes and Property Insurance	3,515	3,371	13,879	12,384
General and Administrative	1,530	2,718	5,892	7,208
Stock Based Compensation	643	459	2,143	1,502
Acquisition and Terminated Transaction Costs	252	169	328	380
Loss on Impairment of Assets	-	21,004	21,408	21,004
Depreciation and Amortization	11,034	10,361	43,156	38,904
Total Operating Expenses	48,421	71,107	212,405	216,239

Operating Income (Loss)	5,158	(13,499)	8,085	28,954

Interest Income	49	54	208	306
Interest Expense	11,189	10,745	43,359	41,218
Other Expense	55	56	165	129
Loss on Debt Extinguishment	-	151	-	1,568
Loss before Loss from Unconsolidated Joint Venture Investments and Discontinued Operations	(6,037)	(24,397)	(35,231)	(13,655)

Loss from Unconsolidated Joint Venture Investments	(4,860)	(2,768)	(7,190)	(517)

Loss from Continuing Operations	(10,897)	(27,165)	(42,421)	(14,172)

Discontinued Operations
Gain on Disposition of Hotel Properties	-	2,888	1,869	2,888
Loss from Impairment of Assets Held for Sale	-	-	(17,703)	-
(Loss) Income from Discontinued Operations	(427)	11	(203)	855
(Loss) Income from Discontinued Operations	(427)	2,899	(16,037)	3,743

Net Loss	(11,324)	(24,266)	(58,458)	(10,429)

Loss Allocated to Noncontrolling Interests	1,435	3,777	8,597	1,621
Preferred Distributions	(1,200)	(1,200)	(4,800)	(4,800)

Net Loss Applicable to Common Shareholders	$(11,089)	$(21,689)	$(54,661)	$(13,608)

Earnings per Share:
BASIC
Loss from Continuing Operations Applicable to Common Shareholders	$(0.19)	$(0.51)	$(0.81)	$(0.38)
(Loss) Income from Discontinued Operations	(0.01)	0.05	(0.27)	0.07

Net Loss Applicable to Common Shareholders	$(0.20)	$(0.46)	$(1.08)	$(0.31)

DILUTED
Loss from Continuing Operations Applicable to Common Shareholders	$(0.19)	$(0.51)	$(0.81)	$(0.38)
(Loss) Income from Discontinued Operations	(0.01)	0.05	(0.27)	0.07

Net Loss Applicable to Common Shareholders	$(0.20)	$(0.46)	$(1.08)	$(0.31)

Weighted Average Common Shares Outstanding:
Basic	56,488,607	47,770,780	51,027,742	45,184,127
Diluted	56,488,607	47,770,780	51,027,742	45,184,127

AFFO and GAAP Reconciliation

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper.   The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Our interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales and minority interest.  In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments for the amortization of original issue discount/premium;
•	adding back non-cash stock expense;
•	adding back non-cash impairment expenses;
•	adding back FFO attributed to our partners in consolidated joint ventures; and
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO and AFFO applicable to all common shares and Partnership units.

The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

HERSHA HOSPITALITY TRUST
Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net loss applicable to common shares	$(11,089)	$(21,689)	$(54,661)	$(13,608)
Loss allocated to noncontrolling interest	(1,435)	(3,777)	(8,597)	(1,621)
Loss from unconsolidated joint ventures	4,860	2,768	7,190	517
Gain on disposition of hotel properties	-	(2,888)	(1,869)	(2,888)
Depreciation and amortization	11,034	10,361	43,156	38,904
Depreciation and amortization from discontinued operations	-	566	1,129	2,514
FFO allocated to noncontrolling interests in consolidated joint ventures	-	(12)	(98)	(240)
Funds from consolidated hotel operations applicable to common shares and Partnership units	3,370	(14,671)	(13,750)	23,578

Loss from unconsolidated joint venture investments	(4,860)	(2,768)	(7,190)	(517)
Add:
Depreciation and amortization of purchase price in excess of historical cost	572	525	2,137	2,093
Interest in depreciation and amortization of unconsolidated joint ventures	(793)	1,161	2,891	6,287
Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	(5,081)	(1,082)	(2,162)	7,863

Funds from Operations applicable to common shares and Partnership units	(1,711)	(15,753)	(15,912)	31,441

Add:
FFO allocated to noncontrolling interests in consolidated joint ventures	-	12	98	240
Impairment of development loan receivable	-	21,624	21,955	22,243
Loss from impairment of assets held for sale	-	-	18,456	-
Impairment of investment in unconsolidated joint ventures	4,541	1,890	4,541	1,890
Acquisition and terminated transaction costs	252	169	328	380
Amortization of deferred financing costs	505	543	2,059	2,030
Deferred financing costs written off in debt extinguishment	-	151	-	1,568
Amortization of discounts and premiums	3	18	13	(271)
Non cash stock compensation expense	643	459	2,143	1,502
Straight-line amortization of ground lease expense	67	75	275	285

Adjusted Funds from Operations	$4,300	$9,188	$33,956	$61,308

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.07	$0.16	$0.57	$1.15

Diluted Weighted Average Common Shares and Units Outstanding	65,190,417	56,517,080	59,752,467	53,218,864

Adjusted EBITDA and GAAP Reconciliation

Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA or Adjusted EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes Adjusted EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure and should not be relied on as a measure of performance for our portfolio of hotels taken as a whole.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands)
	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net loss applicable to common shares	$(11,089)	$(21,689)	$(54,661)	$(13,608)
Less:
Loss from unconsolidated joint ventures	4,860	2,768	7,190	517
Gain on disposition of hotel properties	-	(2,888)	(1,869)	(2,888)
Interest income	(49)	(54)	(208)	(306)
Add:
Loss allocated to noncontrolling interest	(1,435)	(3,777)	(8,597)	(1,621)
Impairment of development loan receivable	-	21,624	21,955	22,243
Loss from impairment of assets held for sale	-	-	18,456	-
Distributions to Series A Preferred Shareholders	1,200	1,200	4,800	4,800
Interest expense from continuing operations	11,189	10,745	43,359	41,218
Interest expense from discontinued operations	722	537	1,772	2,083
Deferred financing costs written off in debt extinguishment	-	151	-	1,568
Depreciation and amortization from continuing operations	11,034	10,361	43,156	38,904
Depreciation and amortization from discontinued operations	-	566	1,129	2,514
Non-cash stock compensation expense	643	459	2,143	1,502
Straight-line amortization of ground lease expense	67	75	275	285

Adjusted EBITDA from consolidated hotel operations	17,142	20,078	78,900	97,211

Loss from unconsolidated joint venture investments	(4,860)	(2,768)	(7,190)	(517)
Add:
Impairment of investment in unconsolidated joint ventures	4,541	1,890	4,541	1,890
Depreciation and amortization of purchase price in excess of historical cost	572	525	2,137	2,093
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	4,229	4,170	17,460	19,341

Adjusted EBITDA from unconsolidated joint venture operations	4,482	3,817	16,948	22,807

Adjusted EBITDA	$21,624	$23,895	$95,848	$120,018

Supplemental Schedules

The company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the company's stakeholders.  These can found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s Web site, www.hersha.com.